                                                                     Exhibit 5.1

FORD MOTOR CREDIT COMPANY
Susan J. Thomas
Secretary and Counsel - Corporate
One American Road
Dearborn, Michigan  48126


                                                              June 13, 2002

Ford Motor Credit Company
One American Road
Dearborn, Michigan  48126

Ford Credit Auto Receivables Two LLC
One American Road
Dearborn, Michigan  48126

         Re: Registration Statement on Form S-3, File No. 333-89048 for Ford Credit Auto Owner Trusts (the "Registration Statement")

Ladies and Gentlemen:

         I am the duly elected Secretary of Ford Motor Credit Company ("Ford Credit") and Counsel - Corporate of Ford Motor Company and have acted as counsel for Ford Credit Auto Receivables Two LLC (the "Seller") and Ford Credit in connection with the Registration Statement, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance by various trusts (each a "Trust") to be formed pursuant to a Trust Agreement ("Trust Agreement") to be entered into between the Seller and the Owner Trustee (the "Owner Trustee") of Asset Backed Securities consisting of Notes and Certificates. Any Asset Backed Securities in the form of a Note will be issued pursuant to a Trust Indenture (the "Trust Indenture") to be entered into between the Trust and the Indenture Trustee designated therein (the "Indenture Trustee").

         In that connection, I have examined, or caused to be examined, originals or copies certified to my satisfaction, of such documents, corporate and limited liability company and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. Based upon the foregoing, I am of the opinion that the Asset Backed Securities, when duly executed and authenticated by the Indenture Trustee or the Owner Trustee, as the case may be, in accordance with the terms of the applicable Trust Indenture or Trust Agreement, and issued and delivered against payment therefor, will be legally-issued, fully paid and nonassessable.

         I confirm that the statements set forth in the Prospectus forming a part of the Registration Statement under the caption "Summary--Tax Status" and "State Tax Matters," as they relate to Michigan state tax matters, accurately describe the material Michigan state tax consequences to holders of the Certificates and/or the Notes.

         I am admitted to the Bar of the District of Columbia and I express no opinion as to the laws of any other jurisdiction except the laws of the United States of America and the State of Michigan.

         I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission issued thereunder.

                                Very truly yours,

                               /s/ Susan J. Thomas